Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of June 26, 2011 (the “Effective Date”), between Options Media Group Holdings, Inc., a Nevada corporation (the “Company”), and Keith St. Clair (the “Executive”).

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s products and services, information concerning proposed new products and services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information, as defined in Section 8(a), and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment by the Company;

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial,  significant, or key relationships with vendors and Customers, as defined in Section 7, actual and prospective;

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.           Representations and Warranties.  The Executive hereby represents and warrants to the Company that he (i) is not subject to any written non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his  employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.           Term of Employment.

(a)           Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of three years commencing on the Effective Date and ending on the third anniversary of the Effective Date (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions of Section 6.  The Term shall be automatically renewed for successive three-year terms unless notice of non renewal is given by either party at least 60 days’ prior to the end of the Term.

(b)          Continuing Effect.  Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 7, 8 and 11 shall remain in full force and effect and the provisions of Sections 8 and 11 shall be binding upon the legal representatives, successors and assigns of the Executive. Provided, however, if the Executive is terminated without Cause or if he terminates his employment for Good Reason as those terms are defined in Section 6(c), the provisions of Sections 7 and 8 shall not apply except for acts occurring prior to the date of termination.

3.           Duties.

(a)   General Duties.  The Executive shall serve as Chairman of the Company, with duties and responsibilities that are customary for such executives. The Executive shall report to the Chief Executive Officer of the Company. The Executive shall also perform services for such subsidiaries of the Company as may be necessary.  The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.  In determining whether or not the Executive has used his best efforts hereunder, the Executive’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company’s earnings or other results of the Executive’s performance, except as specifically provided to the contrary by this Agreement.

(b)   Devotion of Time.  Subject to the last sentence of this Section 3(b), the Executive shall devote all of his time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company.  The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the Board of Directors of the Company (the “Board”).    Notwithstanding the preceding, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable professional activities, and serving as a member of the board of directors or a committee of another organization shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth in Section 7.

(c)          Location of Office.  The Executive’s principal business office shall be at the Company’s Boca Raton, Florida offices.  However, the Executive’s job responsibilities shall include all business travel necessary to the performance of his job.

(d)          Adherence to Inside Information Policies.  The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.           Compensation and Expenses.

(a)   Salary.  For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $300,000 (the “Base Salary”), payable in installments in accordance with the Company’s standard payroll practices.  Any increase of Base Salary shall be based on profitability, positive cash flow or such other factors as the Board deems important.

(b)   Signing Bonus.

(i)           The Company shall, within 15 days of the Effective Date, pay the Executive a signing bonus in the amount of $100,000, which shall be payable in cash and/or common stock of the Company, at the discretion of the Executive. If the Executive chooses to receive any portion of the signing bonus in common stock, the amount of such stock shall be determined based upon the closing price of the Company’s common stock on the day prior to the date the Board approves this Agreement.

(ii)           In addition, the Company shall, within 15 days of the Effective Date, issue the Executive 10,000,000 shares of common stock of the Company to be registered on a Form S-8.

(c)           Performance Bonus.  The Company shall pay the Executive the performance bonuses set forth in this Section 4(c) (each, a Performance Bonus”). A Performance Bonus shall be payable in cash and/or common stock of the Company, at the discretion of the Executive. If the Executive chooses to receive any portion of a Performance Bonus in common stock, the amount of such stock shall be determined based upon the closing price of the Company’s common stock on the day prior to the last day of the applicable quarter or period.

(i)           Quarterly Performance Bonus.  The Company shall pay the Executive a quarterly bonus (the “Quarterly Performance Bonus”) during the term for each three-month period during the Term, commencing with the quarter ending September 30, 2011.  The Quarterly Performance Bonus shall equal 5% of the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the applicable quarter.  The Quarterly Performance Bonus will be paid on or before the 45th day following the applicable quarter.  Any Quarterly Performance Bonus payment will be subject to repayment if there are subsequent adjustments to the financial statements used in determining the Quarterly Performance Bonus.

(ii)           Annual Performance Bonus.  The Company shall pay the Executive an annual performance bonus (the “Annual Performance Bonus”) for the following periods during the Term:

(A)           July 1, 2011 through December 31, 2011;

(B)           January 1, 2012 through December 31, 2012;

(C)           January 1, 2013 through December 31, 2013; and

(D)           January 1, 2014 through June 30, 2014.

The Annual Performance Bonus shall equal 5% of the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the applicable period.  The Annual Performance Bonus will be paid on or before the 90th day following the applicable period.  Any Annual Performance Bonus payment will be subject to repayment if there are subsequent adjustments or restatements to the audited financial statements used in determining the Annual Performance Bonus.

(d)           Discretionary Bonus.  Following the completion of each fiscal year of the Term, the Board shall have the discretion to award the Executive a bonus based upon the Executive’s job performance, the Company’s revenue growth, positive cash flow, net income before income taxes or other such factors as the Board deems important.

(e)           Stock Options.  The Company has granted the Executive 40,000,000 five-year non-qualified stock options exercisable at price per share equal to the closing price of the Company’s common stock on the day prior to the date the Board approves this grant, or $0.0445 per share.  These options shall vest as follows:

(i)           20,000,000 shall vest on the Effective Date; and

(ii)           20,000,000 shall vest in twelve approximately equal increments each March 31st, June 30th, September 30th, and December 31st beginning September 30 , 2011, subject to continued employment on each applicable vesting date.  Exercisability of the options shall be subject to the Executive executing and delivering the Company’s standard stock option agreement. These options are not granted under the Company’s 2008 Equity Incentive Plan.

(f)           Expenses.  In addition to any compensation received pursuant to this Section 4, the Company shall reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices.  Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers.

5.           Benefits.

(a)           Vacation.  For each 12-month period during the Term, the Executive shall be entitled to four weeks of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit.  Any unused vacation days must be used in a 12-month period or they will be forfeited without any compensation. The Executive shall be entitled to a number of sick days each year in amounts consistent with the Company’s policy for its executives.

(b)           Employee Benefit Programs.  The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the Company for its executives, including programs of life and medical insurance and reimbursement of membership fees in professional organizations.

(c)           Key-Man Life Insurance.  During the Term, the Company shall use its best efforts to obtain and maintain key man life insurance on the life of the Executive in an amount at least equal to $5,000,000; of which $2,500,000 shall be payable to the Company and $2,500,000 shall be payable to the Executive’s estate.

6.           Termination.

(a)           Death or Disability.  Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive.  For purposes of this Section 6(a), “disability” shall mean (i)  the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his personal representative: (i) any accrued but unpaid Base Salary for services rendered to the date of termination; (ii) an amount equal to 12 months’ Base Salary (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement, (iv) any earned but unpaid bonuses for any prior period and his annual bonus prorated to date of termination (to the extent the Board has set a formula and it can be calculated); and (v) all stock options, restricted stock and restricted stock units previously granted to the Executive shall thereupon become fully vested, and the Executive or his legally appointed guardian, as the case may be, shall have up to one year from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term. The Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no death or disability.  Additionally, if the Executive’s employment is terminated because of disability, the Executive shall receive any benefits (except perquisites) to which the Executive may be entitled pursuant to Section 5(b) shall continue to be paid or provided by the Company, as the case may be, for one year, subject to the terms of any applicable plan or insurance contract and applicable law.

(b)           Termination by the Company for Cause or by the Executive Without Good Reason.  The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination.  Such termination shall become effective upon the giving of such notice.  Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without “Good Reason,” as defined below, then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for herein or by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, "Cause" shall mean: (i) the Executive is convicted of a felony which is related to the Executive's employment or the business of the Company; (ii) the Executive, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence or intentional misconduct resulting, in either case, in material harm to the Company; (iii) the Executive has been found in a civil action to have materially breached any provision of Section 7, 8, 10, or 11 and to have caused material harm to the Company.  The term "found in a civil action" shall not apply until all appeals permissible under the applicable rules of procedure or statutes have been determined and no further appeals are permissible; (iv) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (v) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission (the “SEC”) after an opportunity for a hearing; (vi) the Executive has been found to have committed any act or have failed to take any action, which results in the Company’s common stock being delisted or not listed for trading on the OTC Markets or a national securities exchange, as applicable; (vii) the Company has been required to restate any of its financial statements filed with the SEC as a result of misconduct of a nature which if a lawsuit were brought by the SEC would result in the Executive being required to clawback one or more bonus payments.

(c)           Termination by the Company Without Cause or Termination by the Executive for Good Reason.  The Executive may terminate this Agreement for Good Reason (as defined below) or the Company may terminate this Agreement without Cause.  In the event the Executive terminates this Agreement for Good Reason, the Company terminates the Executive without Cause, or the Company does not renew the Executive’s employment for an additional term after the expiration of the current term, then in any such case the Executive shall be entitled to the following: (i) any accrued but unpaid Base Salary for services rendered to the date of termination; (ii) an amount equal to 12 months’ Base Salary; (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement; (iv) any earned but unpaid bonuses for any prior period and his annual bonus prorated to date of termination (to the extent the Board has set a formula and it can be calculated); and (v) all stock options, restricted stock and restricted stock units previously granted to the Executive shall thereupon become fully vested, and the Executive or his legally appointed guardian, as the case may be, shall have up to one year from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term. The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities (unless Executive has agreed to such diminution); or (ii) any other action or inaction that constitutes a material breach by the Company under this Agreement.  Prior to the Executive terminating his employment with the Company for Good Reason, Executive must provide written notice to the Company, within 30 days following the initial existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason.  If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then Executive’s employment shall be deemed terminated for Good Reason. The Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no termination.

(d)           Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986 (the “Code”)), and the benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be reduced (but not below zero) so that the “present value” (as defined in Section 280G(d)(4) or the like) of such total amounts and benefits received by Executive will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made initially by the Company in good faith. If a reduced benefit is provided hereunder in accordance with this Section 6(d) and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

7.           Non-Competition Agreement.

(a) Competition with the Company.  Until termination of his employment and for a period of one year commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its subsidiaries and affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or where the Company reasonably expected to engage in business within six months of the date of termination of employment.  For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within six months of termination of employment; provided, however, the foregoing shall not prevent Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Executive’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit Executive from owning up to five percent of the securities of any publicly-traded enterprise as long as Executive is not a director, officer, consultant, employee, partner, joint venturer, manager or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

(b)           Solicitation of Customers.  During the period(s) in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company.  For purposes of this Agreement, the term “Customer” means any person, firm, corporation, limited liability company, partnership, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24 month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, limited liability company, partnership, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

(c)           Solicitation of Employees/Contractors. During the period in which the provisions of Section 7(a) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee or independent contractor of the Company to terminate his or her employment or service  relationship with the Company, or solicit for employment or services, or recommend to any third party the solicitation for employment or services of any person who, at the time of such solicitation, is employed or contracted by or with the Company or any of its subsidiaries and affiliates.

(d)           No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7, and confirms he has received adequate consideration for such undertakings.

(e)           References. References to the Company in this Section 7 shall include the Company’s subsidiaries and affiliates.

8.            Non-Disclosure of Confidential Information.

(a)           Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services and Products (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, Customers and former Customers. In addition, Confidential Information also includes Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Customers who are the persons with whom the Company’s executives, officers, employees, and agents communicate in the ordinary course of business.  Confidential Information also includes, without limitation, Confidential Information related to and received from the Company’s subsidiaries and/or affiliates.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality.  As used herein, the term the term “Services” and “Products” shall include all services and products offered for sale and marketed by the Company during the Terms and any other products and services which the Company has taken concrete steps to offer for sale, but has not yet commenced marketing, during or prior to the Term.  Products also include any products disclosed in the Company’s latest Form 10-K and/or Form S-1 or S-3 (or successor form) filed with the SEC.

(b)           Legitimate Business Interests.  The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key, relationships with specific prospective or existing Customers, vendors or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, Products and Services, methods, operations and procedures.

(c)           Confidentiality. Following termination of employment, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company.  The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries and/or affiliates is a special, valuable and unique asset.  The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise.  The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his  employment and then only with the authorization of an executive officer of the Company (excluding the Executive).  All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company, its Customers, or subjects, as the case may be.  The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

9.            Equitable Relief.

(a)           The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall leave his employment for any reason and take any action in violation of Sections 7, 8 and 11, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Sections 7, 8 and 11.  In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

(b)           Any action must be commenced in Palm Beach County, Florida.  The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.           Conflicts of Interest.  While employed by the Company, the Executive shall not, unless approved by the Board, directly or indirectly:

(a) participate as an individual in any way in the benefits of transactions with any of the Company’s suppliers, vendors, or Customers or subjects, including, without limitation, having a financial interest in the Company’s suppliers, vendors, Customers, or subjects, or making loans to, or receiving loans, from, the Company’s suppliers, vendors, Customers or subjects;

(b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a person or entity which does business with the Company or its affiliates.

11.           Inventions, Ideas, Processes, and Designs.  All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company.  An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company.  The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company.  The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. If applicable, the Executive shall provide as a schedule to this Employment Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his  employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section shall include the Company and its subsidiaries and affiliates.

12.           Indebtedness.  If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

13.           Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company.  The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

14.           Severability.

(a)           The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)           If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

15.           Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery, or by facsimile or email delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	Options Media Group Holdings, Inc. 123 NW 13th Street, Suite 300 Boca Raton, FL 33432 Email: scott@optionsmedia.com Facsimile: (561) 892-2618 Attention: Mr. Scott Frohman

With a Copy to:	Harris Cramer LLP 3507 Kyoto Gardens Drive Suite 320 Palm Beach Gardens, FL 33410 Email: mharris@harriscramer.com Facsimile: (561) 659-0701 Attention: Michael D. Harris, Esq.

To the Executive:	Keith St. Clair 901 Brickell Key Boulevard Penthouse 3708 Miami, FL 33131 Email: keithstclair@me.com Facsimile: (786) 953-6232 or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

17.           Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

18.           Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

19.           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

20.           Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

21.           Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.           Arbitration.  Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Palm Beach County, Florida (unless the parties agree in writing to a different location), before one arbitrator in accordance with the rules of the American Arbitration Association then in effect.  In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

23.           Sarbanes-Oxley Act of 2002.

(a)           In the event the Executive or the Company is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the United States federal securities laws by the Executive, the Board may, in its sole discretion, direct the Company to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Board or the Company, which the Board believes, in its sole discretion, may or could be considered an “extraordinary payment” and therefore at risk and potentially subject to, the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002 (“SOX”) (including, but not limited to, any severance payments made to the Executive upon termination of employment). The withholding of any payments shall occur until such time as the investigation is concluded without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with such amounts as directed by the Board to be withheld with or without the accruing of interest (and if with interest the rate thereof). Except by an admission of wrongdoing or the final adjudication by a court or administrative agency finding the Executive liable for or guilty of violating any of the federal securities laws, rules or regulations, the Board shall release to the Executive such compensation or other payments. Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or other administrative order.

(b)           In the event that the Company restates any financial statements which have been contained in reports or registration statements filed with the SEC, and the restatement of the prior financial statements is as the result of material noncompliance with any financial reporting requirement under the securities laws, the Executive hereby acknowledges that the Company shall recover from the Executive (i) incentive based compensation (including stock options) awarded during the three year period preceding the date on which the Company is required to prepare the restatement (ii) in excess of what would have been paid the Executive under the restatement.  Any rules passed by the Securities and Exchange Commission under Section 10D of the Securities Exchange Act of 1934 (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) shall be incorporated in this Agreement to the extent applicable. The Executive agrees to reimburse the Company for any bonuses received and/or profits realized from the sale of the Company’s securities (including the cash received from exercise of any options (or other awards of stock rights) during the 12-month period following the first public issuance or filing with the SEC of the report or registration statement (whichever comes first) containing the financial information required to be restated.  Provided, however, this Section shall not impose any liability on the Executive beyond any liability that is imposed under Section 304 of SOX.

(c)  Notwithstanding the last sentence of Section 23(b), if the Company’s common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 304 of SOX requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including but not limited to executing any amendment to this Agreement.

24.           Section 409A.

(a)           Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(b)           For purposes of this Section 24, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c)           To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d)           To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

Company:

Options Media Group Holdings, Inc.

By:	/s/ Scott Frohman
Scott Frohman, Chief Executive Officer

Executive:

By:	/s/ Keith St. Clair
Keith St. Clair

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